Exhibit 99.1

NPS Pharmaceuticals Reports 2011 Year-End Financial Results and 2012 Cash Burn Guidance

-- Recent highlights include positive results from Natpara™ Phase 3 registration study and acceptance of Gattex® NDA for adult short bowel syndrome --

-- Conference call today at 5:00 PM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--February 15, 2012--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today reported its 2011 year-end financial results and provided cash burn guidance for 2012.

NPS reported a net loss of $8.6 million or $0.10 per diluted share for the fourth quarter of 2011, compared to a net loss of $6.4 million or $0.09 per diluted share for the fourth quarter of 2010. For the full year, NPS reported a net loss of $36.3 million or $0.45 per diluted share for 2011 versus a net loss of $31.4 million or $0.54 per diluted share for 2010. Cash and investments totaled $162.2 million at December 31, 2011, compared with $133.8 million at December 31, 2010.

“In 2011 we met all of our stated objectives -- we completed two positive Phase 3 registration studies, filed a New Drug Application for Gattex in adult short bowel syndrome, and added two clinical-stage calcilytic compounds to our product pipeline.” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “In 2012, as we continue our transformation into a premier orphan drug business, we expect to deliver several significant value-drivers including securing approval of Gattex in the U.S. and Europe and submitting a U.S. Biologics License Application for Natpara in hypoparathyroidism.”

Dr. Nader added, “Our royalty-based pipeline continues to deliver significant value. We are encouraged by the recent performance of Sensipar, which has been and continues to be a key asset that we expect to greatly enhance our cash flows beginning in 2013.”

Recent product development highlights

Gattex® (teduglutide) in short bowel syndrome

  In January 2012, the U.S. Food and Drug Administration (FDA) accepted for review the New Drug Application (NDA) that NPS submitted for Gattex for the treatment of adult short bowel syndrome or SBS. The company subsequently received the Filing Review Notification, also referred to as the Day 74 letter, which designated an FDA Prescription Drug User Fee Act (PDUFA) target action date of September 30, 2012.

Natpara™ (recombinant human parathyroid hormone [1-84]) in hypoparathyroidism

  In November 2011, NPS reported that its 28-week, double-blind, placebo-controlled, Phase 3 registration study of Natpara, known as REPLACE, met its primary efficacy endpoint with a statistically significant responder rate for Natpara versus placebo. Fifty-three percent (48/90) of Natpara-treated patients achieved the primary endpoint versus 2 percent (1/44) of placebo-treated patients (p<0.0001). The primary efficacy endpoint was defined as a 50 percent or greater reduction in oral calcium supplementation and active vitamin D therapy and a total serum calcium concentration that was normalized or maintained compared to baseline after 24 weeks of treatment.
  Based on the REPLACE results, NPS expects to submit to the FDA a Biologics License Application or BLA for Natpara toward the end of 2012 as the first replacement therapy for hypoparathyroidism.

Financial results

Royalties

Royalty revenues were $26.3 million for the fourth quarter of 2011, compared with $23.4 million for the fourth quarter of 2010. For the full year, royalty revenue was $96.5 million for 2011 versus $86.2 million for 2010. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Fourth Quarter		Full Year
	2011	2010	2011	2010
Royalty:
Sensipar	$20.9	$18.4	$77.6	$69.9
Preotact	2.6	2.9	9.1	9.5
REGPARA	2.2	1.7	7.6	5.6
NUCYNTA	0.6	0.4	2.2	1.2
Total	$26.3	$23.4	$96.5	$86.2

The company’s royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the obligations, as set forth in the agreements, any remaining cash flows from these royalties will return to NPS.

Research and development

Research and development expenses were $21.6 million for the fourth quarter of 2011, compared with $16.1 million for the fourth quarter of 2010. For the full year, research and development expenses were $73.8 million for 2011 versus $60.8 million for 2010. The increase in research and development expenses was due to the advancement of the company’s short bowel syndrome and hypoparathyroidism product registration programs.

General and administrative

General and administrative expenses were $7.2 million for the fourth quarter of 2011, compared with $5.1 million for the fourth quarter of 2010. For the full year, general and administrative expenses were $24.2 million for 2011 versus $19.0 million for 2010. The increase in general and administrative expenses was due to costs related to commercial-readiness activities.

Interest expense

Interest expense was $6.6 million for the fourth quarter of 2011 and $9.8 million for the fourth quarter of 2010. For the full year, interest expense was $37.7 million for 2011 and $45.1 million for 2010. Interest expense is largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, Preotact, and REGPARA royalties. The decline in interest expense was primarily attributable to a reduction in the outstanding principal of Sensipar/Mimpara-secured non-recourse debt.

Cash and investments

At December 31, 2011, the company’s cash, cash equivalents, and marketable investment securities totaled approximately $162 million compared with $134 million at December 31, 2010. In April 2011, the company completed a public offering of its common stock for estimated net proceeds of approximately $107 million after deducting underwriting discounts and other offering expenses. In September 2011, NPS retired approximately $133 million of 15.5% Sensipar/Mimpara-Secured Class B Notes at par value. The company also entered into an agreement with Amgen that advanced approximately $145 million of Sensipar/Mimpara royalties to NPS. After the repayment of the royalty advance and a 9 percent per annum discount factor, Amgen will resume paying royalties to NPS.

2011 cash burn and 2012 cash burn guidance

The company’s net cash burn in 2011 was $90 million, which is within the range of the improved guidance of $85 to $92 million provided in November 2011. NPS expects its 2012 cash burn to be in the range of $105 to $125 million. The company’s cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding proceeds from external financing activities.

Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining cash available for and net cash used in operations of the company.

Long-term debt

At December 31, 2011, the company’s only recourse debt was $16.5 million in 5.75% convertible notes due in 2014.

The other debt on the company’s balance sheet is non-recourse to the company and solely secured by its royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA. After repayment of the obligations, as set forth in the agreements, the cash flows from the royalties will return to NPS.

The following table reflects the carrying value of the company’s non-recourse debt at December 31, 2011 and December 31, 2010:

In millions
	December 31,
	2011	2010
Non-recourse debt:
Sensipar/Mimpara-secured	$126.8	$213.8
Preotact-secured	48.3	50.0
REGPARA-secured	36.3	36.3
Total non-recourse debt	211.4	300.1
Less current portion	19.3	55.8
Total long-term non-recourse debt	$192.1	$244.3

Conference call information

NPS will host a conference call beginning today at 5:00 p.m. Eastern Time. To participate in the conference call, dial (888) 268-4176 and use pass code 16704407. International callers may dial (617) 597-5493, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 34627817, until midnight Eastern Time, February 29, 2012. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on bringing orphan products to patients with rare disorders and few, if any, therapeutic options. NPS is advancing two late-stage registration programs. A New Drug Application is undergoing FDA review for Gattex® (teduglutide) as a treatment for adult short bowel syndrome (SBS) and a Phase 3 registration study has been completed for Natpara™ (recombinant human parathyroid hormone (rhPTH [1-84]) in adult hypoparathyroidism. NPS’ earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Hakko Kirin, Nycomed, and Janssen Pharmaceuticals.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” and “Natpara” are the company’s trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for Gattex and Natpara, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues:
Royalties	$26,258	$23,393	$96,502	86,181
Product sales	--	--	99	551
Milestones and license fees	--	650	5,044	2,682
Total revenues	26,258	24,043	101,645	89,414

Costs and expenses:
Cost of goods sold	--	--	--	6
Cost of royalties received	--	--	500	--
Cost of license fees	3	63	2,543	69
Research and development	21,564	16,142	73,831	60,814
General and administrative	7,198	5,051	24,226	18,951
Total operating expenses	28,765	21,256	101,100	79,840
Operating (loss) income	(2,507)	2,787	545	9,574
Other (expense) income:
Interest income, net	61	86	321	418
Interest expense	(6,586)	(9,841)	(37,736)	(45,128)
Other gain	396	580	621	4,786
Total other expense, net	(6,129)	(9,175)	(36,794)	(39,924)
Loss before income tax expense	(8,636)	(6,388)	(36,249)	(30,350)

Income tax expense	--	9	18	1,091
Net loss	($8,636)	($6,397)	($36,267)	($31,441)
Net loss per common and potential common share:
Basic	($0.10)	($0.09)	($0.45)	($0.54)
Diluted	($0.10)	($0.09)	($0.45)	($0.54)
Weighted average common and potential common share:
Basic	86,803	67,587	81,279	58,607
Diluted	86,803	67,587	81,279	58,607

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	December 31,	December 31,
	2011	2010
Assets:
Cash, cash equivalents and marketable investment securities	$162,233	$133,771
Current restricted cash and cash equivalents	--	50,784
Account receivable	29,532	26,721
Other current assets	7,863	4,619
Property and equipment, net	4,346	1,142
Goodwill	9,429	9,429
Debt issuance costs, net	577	2,143
Other long-term assets	--	296
Total assets	$213,980	$228,905

Liabilities and Stockholders’ Deficit:
Current liabilities	$43,603	$82,145
Convertible notes	16,545	50,000
Non-recourse debt, less current portion*	192,085	244,256
Other long-term liabilities	7,863	7,779
Total liabilities	260,096	384,180

Common stock and additional paid-in capital	944,430	798,907
Accumulated other comprehensive income	(96)	1
Accumulated deficit	(990,450)	(954,183)
Total stockholders' deficit	(46,116)	(155,275)
Total liabilities and stockholders' deficit	$213,980	$228,905

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com